Exhibit 99.1
The Trade Desk’s Chief Strategy Officer, Samantha Jacobson, Joins the Company’s Board of Directors

Ventura, CA – January 17, 2024 – Global advertising technology leader The Trade Desk (Nasdaq: TTD) today announced that Samantha Jacobson has joined its board of directors. As Chief Strategy Officer and Executive Vice President, Jacobson manages the company’s strategic investments, partnerships and cross-functional initiatives to reinforce The Trade Desk’s position as an industry leader.

“I’m thrilled to have Samantha join our board of directors,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “Samantha has played an important role in advancing key strategic initiatives for The Trade Desk over the last three years, including Unified ID 2.0. Her leadership is helping create the new identity fabric of the internet in a way that increases value for advertisers, publishers and consumers.”

“I’m excited to join The Trade Desk board of directors at a time when our company and the industry are undergoing such a transformational shift in how we apply data to make advertising as powerful and valuable as possible,” said Jacobson. “The Trade Desk has emerged as an industry leader since its founding 14 years ago, and we have a tremendous opportunity to help the advertising industry grow in a way that maximizes competition, objectivity and value. I look forward to providing my expertise to Jeff and the board in this new role.”

Jacobson joined The Trade Desk after six years at Oracle where she managed the global business development and strategy team. Prior to Oracle, Samantha served as Director of Strategic Partnerships at Datalogix where she crafted alliances with industry giants including Twitter, Pinterest, Microsoft, Google, and Apple.

Jacobson holds a Bachelor of Science in Economics degree from The Wharton School at the University of Pennsylvania with concentrations in Finance and Management, and received her Masters in Business Administration from Harvard Business School.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Media Contact
Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com